As filed with the Securities and Exchange Commission on November 4, 2016
  Registration No. 33-213622
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LODE-STAR MINING INC.

(Exact name of registrant in its charter)
Nevada	1041	47-4347638
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number)
incorporation or organization)	Code Number)

13529 Skinner Road, Suite N
Cypress, TX 77429-1775
(832) 371-6531

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mark Walmesley
Chief Executive Officer
13529 Skinner Road, Suite N
Cypress, TX 77429-1775
Telephone: (832) 371-6531
Email: markw@lode-starmining.com

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
Robert L. Sonfield, Jr., Esq.
Sonfield & Sonfield
2500 Wilcrest Drive, Suite 300
Houston, Texas 77042
Telephone: (713)877-8333
Facsimile: (713)877-1547
Email: robert@sonfield.com
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 of Lode-Star Mining, Inc. (File No. 333-213622) is an exhibits-only submission to file a corrected Exhibit 3.2 and amended Exhibit 10.1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page, the exhibit index, Exhibit 3.2 (The original Exhibit 3.2 inadvertently included the bylaws of our former wholly owned subsidiary that was incorporated for the purpose of completing a name change from International Gold Corp. to Lode-Start Mining Inc.), Exhibit 5.1, Exhibit 10.1 and Exhibit 23.1(i) filed herewith. The Prospectus and the financial statements included therein are unchanged and have therefore been omitted from this filing.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

Accounting fees and expenses	$2,500
Legal fees and expense	$20,000
Blue Sky fees and expenses	$0
Miscellaneous and SEC filing fee	$5,000
Total	$27,500

All amounts are estimates. We are paying all expenses of the offering listed above.

Item 14. Indemnification of directors and officers.

Under our Articles of Incorporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The company may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent sales of unregistered securities.

Set forth below is information regarding securities sold by us within the past three years that were not registered under the Securities Act:

Date of Sale	Title of Security	Number Sold	Consideration Received and Description of Underwriting or Other Discounts to Market Price or Convertible Security, Afforded toPurchasers	Exemption from Registration Claimed	If Option, Warrant or Convertible Security, terms of exercise orconversion
11/19/2015	Common Stock	1,469,825	Consulting services	Section 4(2)
11/19/2015	Common Stock Warrant	3,336,060	Consulting services	Section 4(2)	$0.02 price per share, 5 year term with cashless exercise
01/09/2015	Common Stock	573,000	Debt conversion of $24,696		Conversion at $0.05
01/09/2015	Common Stock	41,000	Debt conversion of $1,767		Conversion at $0.05
01/09/2015	Common Stock	535,000	Debt conversion of $26,750 and interest		Conversion at $0.05

The above securities were not registered under the Securities Act. These securities qualified for exemption under 3(a)9 of the Securities Act. We made this determination based on the representations of the investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and financial statement schedules

(a) Exhibits. We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.
(b) Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this rule do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is not part of the registration statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, Texas, on November 4, 2016.

Lode-Star Mining Inc.
By: /s/ Mark Walmesley
Mark Walmesley
Chief Executive Officer, President, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Director.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Walmesley Mark Walmesley	Chief Executive Officer, President, Treasurer, Principal Executive Officer, Principal Financial and Accounting Officer and Director.	November 4, 2016

Exhibit No.	Description
3.1	Articles of Incorporation of Lode-Star Mining Inc. (1)
3.2	Bylaws of Lode-Star Mining Inc.
5.1	Opinion of Sonfield & Sonfield
10.1	Amended Investment Agreement between Crane Creek, Inc. and the Company dated October 20, 2015
10.2	Registration Rights Agreement dated August 22, 2016 by and between Lode-Star Mining Inc. and Crane Creek, Inc., LLC. (1)
23.1(i)	Consent of Malone Bailey LLP
23.1(ii)	Consent of Morgan and Company LLP (1)
23.2	Consent of Sonfield & Sonfield (included in Exhibit 5.1)

 1) Incorporated herein by reference: included as an identically numbered Exhibit to our report on Form S-1, file on September 14, 2016.